AGREEMENT FOR SHARE EXCHANGE

THIS AGREEMENT FOR SHARE EXCHANGE (this “Agreement”) is dated as of the 11th day of April, 2008, by and among Aquasol Envirotech Ltd., a corporation formed under the laws of The Cayman Islands, B.W.I., (“Aquasol”), and Bright International Group Co, Ltd., a corporation incorporated under the laws of Vanuatu (“Bright”), and the Shareholders of Bright listed in Exhibit A who execute this Agreement (the “Shareholders”) (collectively referred to as the “Parties”).

RECITALS

WHEREAS, Aquasol and BRIGHT desire to complete a share exchange transaction pursuant to which Aquasol shall acquire all of the issued and outstanding common stock of BRIGHT in exchange for the issuance of 18,963,002 shares of restricted common stock of Aquasol to the Shareholders; and

WHEREAS, the Board of Directors of Aquasol and the Board of Directors of BRIGHT have each approved the proposed transaction, contingent upon satisfaction prior to closing of all of the terms and conditions of this Agreement; and

WHEREAS, the Shareholders are the owners of all of the issued and outstanding common stock of BRIGHT; and

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with completion of the proposed share exchange transaction.

NOW, THEREFORE, in consideration of the foregoing recitals, which shall be considered an integral part of this Agreement, and the covenants, conditions, representations and warranties hereinafter set forth, the Parties hereby agree as follows:

ARTICLE I

THE EXCHANGE

1.1

The Exchange.  At the Closing (as hereinafter defined), Aquasol shall acquire all of the issued and outstanding common stock of BRIGHT from the Shareholders. Consideration to be issued by Aquasol shall be a total of 18,963,002 restricted shares of its common stock (the “Exchange Shares”) in exchange for 100% of the issued and outstanding common stock of BRIGHT (the “Exchange”).  The Exchange shall take place upon the terms and conditions provided for in this Agreement and in accordance with applicable law. In the event currently outstanding options have been exercised, immediately following completion of the share exchange transaction through issuance of the Exchange Shares, Aquasol shall have a total of approximately 20,100,000 shares of its common stock issued and outstanding.

Share Exchange Agreement

1.2

Closing and Effective Time.  Subject to the provisions of this Agreement, the Parties shall hold a closing (the "Closing") on (i) the first business day on which the last of the conditions set forth in Article V to be fulfilled prior to the Closing is fulfilled or waived or (ii) such other date as the Parties hereto may agree (the "Closing Date"), at such time and place as the Parties hereto may agree. Such date shall be the date of Exchange (the "Effective Time").

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1

Representations and Warranties of Aquasol.  Aquasol represents and warrants to BRIGHT as follows:

(a)

Organization, Standing and Power.  Aquasol is a corporation duly organized, validly existing and in good standing under the laws of The Cayman Islands, B.W.I., has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

(b)

Capital Structure.  As of the date of execution of this Agreement, the authorized capital stock of Aquasol consists of 500,000,000 shares of $0.002 par value common stock of which approximately 2,073,995 shares are issued and outstanding (prior to completion of a 1:2 reverse stock split). The current 200,000 options shall be acquired at the price of $0.10 per share before the Closing Date, otherwise the option shares will be waived. In the event the options are exercised, the  total issued common shares of the Company shall be 2,273,995 prior to the planned 1:2 reverse stock split. Following the reverse split, the number of issued and outstanding shares shall then become approximately 1,136,998.  The Exchange Shares to be issued pursuant to this Agreement shall be, when issued pursuant to the terms of the resolution of the Board of Directors of Aquasol approving such issuance, validly issued, fully paid and nonassessable and not subject to preemptive rights.  Except as otherwise specified herein, as of the date of execution of this Agreement, there are no other options, warrants, calls, agreements or other rights to purchase or otherwise acquire from Aquasol at any time, or upon the happening of any stated event, any shares of the capital stock of Aquasol whether or not presently issued or outstanding.

(c)

Certificate of Incorporation, Bylaws, and Minute Books.  The copies of the Certificate of Incorporation and of the Memorandum of Association of Aquasol which have been delivered to BRIGHT are true, correct and complete copies thereof.

(d)

Authority.  Aquasol has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Aquasol.  No other corporate or shareholder proceedings on the part of Aquasol are necessary to authorize the Exchange, or the other transactions contemplated hereby.

Share Exchange Agreement

(e)

Conflict with Other Agreements; Approvals.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "violation") pursuant to any provision of the Articles of Incorporation or Memorandum of Association or any organizational document of Aquasol or, result in any violation of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Aquasol which violation would have a material adverse effect on Aquasol taken as a whole.  No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") is required by or with respect to Aquasol in connection with the execution and delivery of this Agreement by Aquasol or the consummation by Aquasol of the transactions contemplated hereby.

(f)

Books and Records.  Aquasol has made and will make available for inspection by BRIGHT upon reasonable request all the books of Aquasol relating to the business of Aquasol. Such books of Aquasol have been maintained in the ordinary course of business.  All documents furnished or caused to be furnished to BRIGHT by Aquasol are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

(g)

Compliance with Laws.  Aquasol is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses.

(h)

SEC Filings.

Aquasol is a reporting Company with the Securities and Exchange Commission and is current in all of its required reporting obligations.

 (i)

Liabilities.  Aquasol has no outstanding liabilities as of the date of execution of the Agreement, other than the legal fees involved with this Share Exchange process.

(j)

Litigation.  Aquasol has sued Mr. Huazhong Mao, the original inventor of the patented processes, for failure by him to deliver the information and particulars with respect to the patented processes in an acceptable and workable manner.  The Company shall take the steps necessary to cause this litigation to be dismissed prior to closing. There is no other suit, action or proceeding pending, or, to the knowledge of Aquasol, threatened against or affecting Aquasol which is reasonably likely to have a material adverse effect on Aquasol, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Aquasol having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

Share Exchange Agreement

(k)

Tax Returns.  Aquasol has duly filed any tax reports and returns required to be filed by it and has fully paid all taxes and other charges claimed to be due from it by any federal, state or local taxing authorities. There are not now any pending questions relating to, or claims asserted for, taxes or assessments asserted upon Aquasol.

(l)

Indemnification.  Aquasol agrees to defend, indemnify and hold harmless BRIGHT and all of BRIGHT’s officers, directors, stockholders, employees and agents against any and all expenses, costs, and damages (other than costs and expenses directly incurred by BRIGHT and the officers, directors, stockholders, employees and agents of BRIGHT in the process of their due diligence investigation), including, but not limited to all expenses of defense and investigation relating thereto, of any and every nature and description, however incurred, arising out of any wrongful or negligent act or omission by Aquasol or any designee of Aquasol related to the Letter of Intent, this Agreement, the transactions described herein, and any agreements or proceedings related to any of them.

2.2

Representations and Warranties of BRIGHT.  BRIGHT represents and warrants to Aquasol as follows:

(a)

Organization, Standing and Power.  BRIGHT is a corporation duly organized, validly existing and in good standing under the laws of Vanuatu, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

(b)

Subsidiary.  BRIGHT is the registered and beneficial owner of 100% of the issued and outstanding common stock of Heilongjiang Lanxi Sunrise Linen Textile Industry Co, Ltd., (“Lanxi Sunrise”) a corporation formed under the laws of the Peoples Republic of China on May 11, 2002。

(c)

Capital Structure.  The authorized capital stock of BRIGHT consists of 100 shares of common stock, par value $100.00 per share.  As of the date of execution of this Agreement, BRIGHT has a total of 100 shares of common stock issued and outstanding.  All outstanding shares of BRIGHT stock are validly issued, fully paid and nonassessable and not subject to preemptive rights or other restrictions on transfer.  All of the issued and outstanding shares of BRIGHT were issued in compliance with all applicable securities laws.  Except as otherwise specified herein, there are no options, warrants, calls, agreements or other rights to purchase or otherwise acquire from BRIGHT at any time, or upon the happening of any stated event, any shares of the capital stock of BRIGHT.

(d)

Certificate of Incorporation, Bylaws and Minute Books.  The copies of the Articles of Incorporation and of the other corporate documents of BRIGHT which have been delivered to Aquasol are true, correct and complete copies thereof.  The minute books of BRIGHT which have been made available for inspection contain accurate   minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the shareholders of BRIGHT since the date of incorporation

Share Exchange Agreement

and accurately reflect all transactions referred to in such minutes and consents in lieu of meetings.

(e)

Authority.  BRIGHT has all requisite power to enter into this Agreement and, subject to approval of the proposed transaction by the holders of 100% of its issued and outstanding shares which are entitled to vote to approve the proposed transaction, has the requisite power and authority to consummate the transactions contemplated hereby.  Except as specified herein, no other corporate or shareholder proceedings on the part of BRIGHT are necessary to authorize the Exchange and the other transactions contemplated hereby.

(f)

Conflict with Agreements; Approvals.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of any provision of the Certificate of Incorporation or Bylaws of BRIGHT or of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to BRIGHT or its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to BRIGHT in connection with the execution and delivery of this Agreement by BRIGHT, or the consummation by BRIGHT of the transactions contemplated hereby.

(g)

Financial Statements. On or before the date of Closing hereunder, BRIGHT shall have delivered to Aquasol audited consolidated financial statements for itself and Lanxi Sunrise, its operating subsidiary, for the years ended December 31, 2006 and December 31, 2007, audited in accordance with US GAAP, and unaudited consolidated financial statements for any subsequent interim period.

(h)

Books and Records.  BRIGHT has made and will make available for inspection by Aquasol upon reasonable request all the books of account, relating to the business of BRIGHT.  Such books of account of BRIGHT have been maintained in the ordinary course of business.  All documents furnished or caused to be furnished to Aquasol by BRIGHT are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

(i)

Compliance with Laws.  BRIGHT is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses.

(j)

Liabilities and Obligations.  BRIGHT has no material liabilities or obligations (absolute, accrued, contingent or otherwise) except (i) liabilities that are reflected and reserved against on the BRIGHT’s financial statements which are to be delivered to Aquasol pursuant to subparagraph (f) above, have not been paid or discharged since the date thereof and (ii) liabilities incurred since the date of such financial statements in the

Share Exchange Agreement

ordinary course of business consistent with past practice and in accordance with this Agreement.

(k)

Litigation.  There is no suit, action or proceeding pending, or, to the knowledge of BRIGHT threatened against or affecting BRIGHT, which is reasonably likely to have a material adverse effect on BRIGHT, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against BRIGHT having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

(l)

Taxes.  BRIGHT has filed or will file within the time prescribed by law (including extension of time approved by the appropriate taxing authority) all tax returns and reports required to be filed with all other jurisdictions where such filing is required by law; and BRIGHT has paid, or made adequate provision for the payment of all taxes, interest, penalties, assessments or deficiencies due and payable on, and with respect to such periods. BRIGHT knows of (i) no other tax returns or reports which are required to be filed which have not been so filed and (ii) no unpaid assessment for additional taxes for any fiscal period or any basis therefore.

(m)

Licenses, Permits; Intellectual Property.  BRIGHT owns or possesses in the operation of its business all material authorizations which are necessary for it to conduct its business as now conducted.  Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any notice or consent under or have any material adverse effect upon any such authorizations.

(n)

Indemnification.  BRIGHT agrees to defend, indemnify and hold harmless Aquasol and all of Aquasol’s officers, directors, stockholders, employees and agents against any and all expenses, costs, and damages (other than costs and expenses directly incurred by Aquasol and the officers, directors, stockholders, employees and agents of Aquasol in the process of their due diligence investigation), including, but not limited to all expenses of defense and investigation relating thereto, of any and every nature and description, however incurred, arising out of any wrongful or negligent act or omission by BRIGHT or any designee of BRIGHT related to the Letter of Intent, this Agreement, the transactions described herein, and any agreements or proceedings related to any of them.

(o)

Law of Peoples Republic of China.  BRIGHT’s Corporate Structure, including, but not limited to, its ownership of Lanxi Sunrise, is not in violation of any laws, rules, or regulations of the Peoples Republic of China.

2.3

Representations and Warranties of the Shareholders. By execution of this Agreement, each of the Shareholders represents and warrants to Aquasol as follows:

(a)

Shares Free and Clear.   The shares of BRIGHT which he or she owns are free and clear of any liens, claims, options, charges or encumbrances of any nature.

(b)

Unqualified Right to Transfer Shares.   He or she has the unqualified right to sell, assign, and deliver the portion of the shares of BRIGHT specified on Exhibit A and, upon

Share Exchange Agreement

consummation of the transactions contemplated by this Agreement, Aquasol will acquire good and valid title to such shares, free and clear of all liens, claims, options, charges, and encumbrances of whatsoever nature.

(c)

Agreement and Transaction Duly Authorized.  He or she is authorized to execute and deliver this Agreement and to consummate the share exchange transaction described herein.   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of any contract, commitment, indenture, other agreement or restriction of any kind or character to which such Shareholder is a party or by which such Shareholder is bound.

ARTICLE III

COVENANTS RELATING TO CONDUCT OF BUSINESS

3.1

Covenants of BRIGHT and Aquasol.  During the period from the date of this Agreement and continuing until the Effective Time, BRIGHT and Aquasol each agree as to themselves  (except as expressly contemplated or permitted by this Agreement, or to the extent that the other party shall otherwise consent in writing):

(a)

Ordinary Course.  Each party shall carry on its respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted.

(b)

Dividends; Changes in Stock.  No party shall (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, or (ii) repurchase or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire, any shares of its capital stock.

(c)

Issuance of Securities.   No party shall issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any voting debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting debt or convertible securities.

(d)

Governing Documents.  No party shall amend or propose to amend its Articles of Incorporation, Bylaws, Memorandum of Association, or other governing corporate document.

(e)

No Dispositions.  Except for the transfer of assets in the ordinary course of business consistent with prior practice, no party shall sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets, which are material, individually or in the aggregate, to such party.

(f)

Indebtedness.  No party shall incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or guarantee any debt securities of others other than in each case in the ordinary course of business consistent with prior practice.

Share Exchange Agreement

3.2

Other Actions.  No party shall take any action that would or is reasonably likely to result in any of its representations and warranties set forth in this Agreement being untrue as of the date made (to the extent so limited), or in any of the conditions to the Exchange set forth in Article V not being satisfied.

ARTICLE IV

ADDITIONAL AGREEMENTS AND RELATED TRANSACTIONS

4.1

Restricted Aquasol Shares.  The Exchange Shares will not be registered under the Securities Act of 1933 (the “Securities Act”), but will be issued pursuant to applicable exemptions from such registration requirements for transactions not involving a public offering and/or for transactions which constitute “offshore transactions” as defined in Regulation S under the Securities Act.  Accordingly, the Exchange Shares will constitute "restricted securities" for purposes of the Securities Act and the holders of Exchange Shares will not be able to transfer such shares except upon compliance with the registration requirements of the Securities Act or in reliance upon an available exemption therefrom.  The certificates evidencing the Exchange Shares shall contain a legend to the foregoing effect and the holders of such shares shall deliver at Closing an Investment Letter acknowledging the fact that the Exchange Shares are restricted securities and agreeing to the foregoing transfer restrictions.

4.2

Access to Information.  Upon reasonable notice, Aquasol and BRIGHT shall each afford to the officers, employees, accountants, counsel and other representatives of the other company, access to all their respective properties, books, contracts, commitments and records and, during such period, each of Aquasol and BRIGHT shall furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request.  Unless otherwise required by law, the Parties will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason each party shall promptly return all nonpublic documents obtained from any other party, and any copies made of such documents, to such other party.

4.3

Legal Conditions to Exchange.  Each of Aquasol and BRIGHT shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Exchange and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or upon any of their related entities or subsidiaries in connection with the Exchange.  Each party shall take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by Aquasol or BRIGHT or any of their related entities or subsidiaries in connection with the Exchange or the taking of any action contemplated thereby or by this Agreement.

Share Exchange Agreement

4.4

Aquasol Envirotech (Canada) Ltd.  Aquasol Envirotech (Canada) Ltd., that was incorporated in British Columbia, Canada in 1999 and became the 100% owned subsidiary of Aquasol in 2002, will be returned to the initial shareholders on the Closing and to be closed after the Closing since there is no assets in the subsidiary.

4.5

The company’s four technology patents will be transferred to a person for $1.00 consideration, on the Closing, since the patents are old without value.

ARTICLE V

CONDITIONS PRECEDENT

5.1

Conditions to Each Party's Obligation To Effect the Exchange.  The respective obligations of each party to effect the Exchange shall be conditional upon the filing, occurring or obtainment of all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by any governmental entity or by any applicable law, rule, or regulation governing the transactions contemplated hereby.

5.2

Conditions to Obligations of Aquasol.  The obligation of Aquasol to effect the Exchange is subject to the satisfaction of the following conditions on or before the Closing Date unless waived by Aquasol:

(a)

Representations and Warranties.  The representations and warranties of BRIGHT and of the Shareholders set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and Aquasol shall have received a certificate signed on behalf of BRIGHT by the President of BRIGHT and a certificate signed by each of the Shareholders to such effect.

(b)

Performance of Obligations of BRIGHT.  BRIGHT shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Aquasol shall have received a certificate signed on behalf of BRIGHT by the President to such effect.

(c)

Closing Documents.  Aquasol shall have received such certificates and other closing documents as counsel for Aquasol shall reasonably request.

(d)

No Dissenting Shares.  Shareholders holding 100% of the issued and outstanding common stock of number of shares of common stock of BRIGHT shall have executed this Agreement and consented to completion of the share exchange transaction described herein.

(e)

Consents.  BRIGHT shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease

Share Exchange Agreement

or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of Aquasol, individually or in the aggregate, have a material adverse effect on BRIGHT and its subsidiaries and related entities taken as a whole upon the consummation of the transactions contemplated hereby.  BRIGHT shall also have received the approval of its shareholders in accordance with applicable law.

(f)

Due Diligence Review. Aquasol shall have completed to its reasonable satisfaction a review of the business, operations, finances, assets and liabilities of BRIGHT and shall not have determined that any of the representations or warranties of BRIGHT contained herein are, as of the date hereof or the Closing Date, inaccurate in any material respect or that BRIGHT is otherwise in violation of any of the provisions of this Agreement.

(g)

Pending Litigation.  There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of Aquasol, made in good faith, would make the consummation of the Exchange imprudent.  In addition, there shall not be any other litigation or other proceeding pending or threatened against BRIGHT, the consequences of which, in the judgment of Aquasol, could be materially adverse to BRIGHT.

(h)

GAAP Audited Financial Statements of BRIGHT and Lanxi Sunrise.  Aquasol’s obligations hereunder shall be contingent upon its receipt of consolidated audited financial statements for BRIGHT and its wholly-owned subsidiary, Lanxi Sunrise, for the years ended December 31, 2006 and December 31, 2007, audited in accordance with US GAAP, and unaudited consolidated financial statements for any subsequent interim period.

(i)

Bright should also provide all the documents approved by the Chinese government showing that Lanxi Sunrise is its wholly-owned subsidiary.

5.3

Conditions to Obligations of BRIGHT.  The obligation of BRIGHT to effect the Exchange is subject to the satisfaction of the following conditions unless waived by BRIGHT.

(a)

Representations and Warranties.  The representations and warranties of Aquasol set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, BRIGHT shall have received a certificate signed on behalf of Aquasol by the President to such effect.

(b)

Performance of Obligations of Aquasol.  Aquasol shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and BRIGHT shall have received a certificate signed on behalf of Aquasol by the President to such effect.

Share Exchange Agreement

(c)

Closing Documents.  BRIGHT shall have received such certificates and other closing documents as counsel for BRIGHT shall reasonably request.

(d)

Consents.  Aquasol shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby.

(e)

Due Diligence Review.  BRIGHT shall have completed to its reasonable satisfaction a review of the business, operations, finances, assets and liabilities of Aquasol and shall not have determined that any of the representations or warranties of Aquasol contained herein are, as of the date hereof or the Closing Date, inaccurate in any material respect or that Aquasol is otherwise in violation of any of the provisions of this Agreement.

(f)

Pending Litigation.  There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of BRIGHT, made in good faith, would make the consummation of the Exchange imprudent.  In addition, there shall not be any other litigation or other proceeding pending or threatened against Aquasol the consequences of which, in the judgment of BRIGHT, could be materially adverse to Aquasol.

(g)

Liabilities.  At or prior to the Effective Date, Aquasol shall transfer any and all liabilities on the books out of Aquasol and shall provide confirmation in writing that as of the date of Closing it has no assets and no liabilities.

5.4

.GAAP Financial Statements.  BRIGHT’s obligation hereunder shall be contingent upon its receipt of audited financial statements for Aquasol for the nine-month period ended December 31, 2007.

ARTICLE VI

TERMINATION AND AMENDMENT

6.1

Termination.  This Agreement may be terminated at any time prior to the Effective Time:

(a)

by mutual written consent of Aquasol and BRIGHT;

(b)

by  either  Aquasol or  BRIGHT   if  there has  been  a material breach of any representation, warranty, covenant or agreement on the part of the other set forth in this Agreement which breach has not been cured within five (5) business days following receipt by the breaching party of notice of such breach, or if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Exchange shall have become final and non-appealable; or

(c)

by Aquasol if BRIGHT has not supplied Aquasol with consolidated financial statements pursuant to Section 5.2(h) on or before April 11, 2008.

Share Exchange Agreement

6.2

Effect of Termination.  In the event of termination of this Agreement by either BRIGHT or Aquasol as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto.  In such event, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

6.3

Amendment.  This Agreement may be amended by mutual agreement of Aquasol, BRIGHT and the Shareholders, provided that in the case of Aquasol and BRIGHT, any such amendment must be authorized by their respective Board of Directors, and to the extent required by law, approved by their respective shareholders.   Any such amendment must be by an instrument in writing signed on behalf of each of the Parties hereto.

6.4

Extension; Waiver.  At any time prior to the Effective Time, the Parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE VII

GENERAL PROVISIONS

7.1

Survival of Representations, Warranties and Agreements.  All of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time for a period of three years from the date of this Agreement.

7.2

Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)

If to:

Aquasol Envirotech,  Ltd.

Gary Joiner

Frascona, Joiner, Goodman and Greenstein

4750 Table Mesa Drive, Boulder

Colorado, 80305-5575 USA

Tel:(303)494-3000, Fax: (303)494-6309

(b)

If to:

BRIGHT International Group Co, Ltd.

c/o Lanxi Sunrise

119 Chantiang Rd.

Nangang District Harbin, China 150090.

Share Exchange Agreement

(c)

If to the Shareholders, at their respective addresses specified on Exhibit C.

7.3

Interpretation.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

7.4

Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

7.5

Entire Agreement; No Third Party Beneficiaries; Rights of Ownership.  This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the Parties hereto any rights or remedies hereunder.

7.6

Governing Law.  This Agreement shall be construed as having been entered into in The Cayman Islands,B.W.I., and shall be governed and construed in accordance with the laws of The Cayman Islands,B.W.I without regard to principles of conflicts of law.  Each party hereby irrevocably submits to the jurisdiction of any Court of Nevada or any federal court in The Cayman Islands,B.W.I in respect of any suit, action or proceeding arising out of or relating to this Agreement, and irrevocably accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts.

7.7

No Remedy in Certain Circumstances.  Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof or thereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or thereof or to any other remedy, including but not limited to money damages, for breach hereof or thereof or of any other provision of this Agreement or part hereof or thereof as a result of such holding or order.

7.8

Publicity.  Except as otherwise required by law or the rules of the SEC, so long as this Agreement is in effect, no party shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld.

7.9

Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties.  Subject to the preceding

Share Exchange Agreement

sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

[signature page to follow]

Share Exchange Agreement

IN WITNESS WHEREOF, this Agreement for Share Exchange has been signed by the Parties set forth below as of the date first set forth above.

AQUASOL ENVIROTECH,LTD.
(“Aquasol”)
_______________________________ By: Jeff Yenyou Zheng Its: President

BRIGHT INTERNATIONAL GROUP CO., LTD.
(“BRIGHT”)
_____________________________ By: ____________________ Its: President

Heilongjiang Lanxi Sunrise Linen Textile Industry Co, Ltd.,

_________________________________ By: Gao Ren Its: President

Share Exchange Agreement

EXHIBIT A

Shareholders of BRIGHT	No. of shares	Percent
	____	____%

TOTAL	18,963,002	100%

Share Exchange Agreement

EXHIBIT B

Shareholders of Aquasol After Exchange	No. of shares	Percent

Existing Public Shareholders of Aquasol	1,136,998
TOTAL	20,100,000	100%

Share Exchange Agreement